                                                                      Exhibit 12

                       MORGAN STANLEY DEAN WITTER & CO.

                      Ratio of Earnings to Fixed Charges
     and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                             (Dollars in millions)

                                                            Fiscal Year

                                                  1998        1997        1996
                                                --------    --------    --------

Ratio of Earnings to Fixed Charges

Earnings:
   Income before income taxes(l)                 $5,385      $4,274      $3,117
   Add:    Fixed charges, net                    13,614      10,898       9,026
                                                --------    --------    --------
     Income before income taxes and
       fixed charges, net                       $18,999     $15,172     $12,143
                                                ========    ========    ========
Fixed charges:
   Total interest expense                       $13,514     $10,806      $8,934
   Interest factor in rents                         100          92          92
                                                --------    --------    --------
         Total fixed charges                    $13,614     $10,898      $9,026
                                                ========    ========    ========

Ratio of earnings to fixed charges                  1.4         1.4         1.3

Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends

Earnings:
   Income before income taxes(l)                 $5,385      $4,274      $3,117
   Add:    Fixed charges, net                    13,614      10,898       9,026
                                                --------    --------    --------
     Income before income taxes and
       fixed charges, net                       $18,999     $15,172     $12,143
                                                ========    ========    ========

Fixed charges:
   Total interest expense                       $13,514     $10,806      $8,934
   Interest factor in rents                         100          92          92
   Preferred stock dividends                         87         110         101
                                                --------    --------    --------
         Total fixed charges and preferred
           stock dividends                      $13,701     $11,008      $9,127
                                                ========    ========    ========
Ratio of earnings to fixed charges and
        preferred stock dividends                   1.4         1.4         1.3

/(1)/ 1998 Income before income taxes does not include a cumulative effect of accounting change.

"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.